                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          MICROELECTRONIC PACKAGING, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

     -------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                        MICROELECTRONIC PACKAGING, INC.

                             9577 Chesapeake Drive
                         San Diego, California  92123

                                January 9, 1998

The Board of Directors of Microelectronic Packaging, Inc. (the "Company") is soliciting your consent to amend the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 15 million to 50 million shares and to authorize 10 million shares of undesignated preferred stock. We ask that you return your written consent by February 10, 1998.

The Board believes that it is in the best interest of the Company and its shareholders to increase the number of shares of common stock and to add the preferred stock. This will provide management with the flexibility it needs to manage its creditors.

Before the amendments can be effective, the holders of a majority of the Company's outstanding stock must give their written consent. If your shares are held in street name, your broker may consent, on your behalf, to the increase in the number of common shares the Company is authorized to issue, if you do not direct your broker to refuse to consent.

IT IS IMPERATIVE THAT WE RECEIVE YOUR CONSENT TO THE ATTACHED PROPOSALS AS SOON
--------------------------------------------------------------------------------
AS POSSIBLE, BUT IN NO EVENT LATER THAN FEBRUARY 10, 1998, BECAUSE YOUR BROKER
--------------------------------------------------------------------------------
CANNOT CONSENT TO THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO AUTHORIZE
--------------------------------------------------------------------------------
THE CREATION OF A CLASS OF UNDESIGNATED PREFERRED STOCK WITHOUT YOUR WRITTEN
--------------------------------------------------------------------------------
CONSENT.
-------

We will file the amendments with the Secretary of State of California when we receive consents from the holders of a majority of the Company's outstanding common stock. We expect to make this filing on or about February 11, 1998. A copy of the proposed amendments to the Articles of Incorporation is attached to these proxy materials.

The Board of Directors asks you to consent to the amendments. These proxy materials provide you with detailed information about the proposed amendments. In addition, you may obtain information about the Company from documents that we have filed with the Securities and Exchange Commission. We encourage you to read these proxy materials carefully.


          PLEASE COMPLETE, SIGN, AND RETURN THE ACCOMPANYING CONSENT
                   CARD BY FEBRUARY 10, 1998.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
                 CONSENT TO THE PROPOSED AMENDMENTS TO
                        THE ARTICLES OF INCORPORATION.

                        MICROELECTRONIC PACKAGING, INC.

                                PROXY STATEMENT

                 WRITTEN CONSENT SOLICITATION OF SHAREHOLDERS
                                JANUARY 9, 1998

     These proxy statement materials and the enclosed consent are being mailed in connection with the solicitation of written consents by the Board of Directors of Microelectronic Packaging, Inc., a California corporation (the "Company"). These materials were first mailed to shareholders of record beginning on approximately January 9, 1998.

     The mailing address of the principal executive office of the Company is 9577 Chesapeake Drive, San Diego, California, 92123.

     Consents are to be submitted by no later than February 10, 1998 to the Company at such address.

                        VOTING RIGHTS AND SOLICITATION

     Any shareholder executing a Consent has the power to revoke it at any time before February 10, 1998 (or, if earlier, the date on which at least the minimum number of shares have consented in order to approve each item) by delivering written notice of such revocation to the Secretary of the Company. The cost of soliciting Consents will be paid by the Company and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material. Solicitation will be made primarily through the use of the mail but regular employees of the Company may, without additional remuneration, solicit Consents personally by telephone or telegram. To assist in the solicitation process, the Company has retained Beacon Hill Partners, Inc. The fee for such services will be approximately $6,000 plus reasonable expenses incurred to distribute solicitation materials.

     The record date for determining those shareholders who are entitled to give Consents has been fixed as December 31, 1997. At the close of business on the record date, the Company had 10,793,279 issued and outstanding shares of Common Stock (the "Common Stock"). Each share of Common Stock is entitled to one vote on these matters.

     On these matters, which require the affirmative vote of a majority of the outstanding shares, abstentions (including failures to return Consents) and broker nonvotes have the same effect as a negative vote. Brokers may return a consent for shares held in street name in favor of Proposal One absent contrary instructions from the beneficial owner of such shares.

-------------------------------------------------------------------------------
                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

                     ------------------------------------
       THIS IS A REQUEST FOR SHAREHOLDER APPROVAL BY WRITTEN CONSENT.
           YOU ARE REQUESTED TO INDICATE WHETHER YOU APPROVE OF THE
           PROPOSED CORPORATE ACTION ON THE CARD ENCLOSED FOR THAT
                    PURPOSE, AND TO RETURN THAT CARD TO US.
--------------------------------------------------------------------------------

                                 PROPOSAL ONE
                                 ------------

        AMENDMENT OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
                TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF
                  COMMON STOCK FROM 15,000,000 TO 50,000,000

     The Board of Directors is requesting shareholder approval of an amendment of the Company's Amended and Restated Articles of Incorporation ("Articles of Incorporation") to increase the number of shares of Common Stock authorized for issuance from 15,000,000 to 50,000,000.

     On December 1, 1997, 10,793,279 shares of the Company's Common Stock were issued and outstanding. As of such date, 4,629,617 shares of the Company's Common Stock were reserved for issuance upon exercise of options and warrants.

     The Board of Directors considers it advisable to have additional shares of Common Stock available for possible future financings, acquisitions, debt conversions and exchanges, stock dividends or stock splits, for issuance under the Company's employee benefit plans and for other general corporate purposes. If the shareholders fail to approve an increase in the number of authorized shares of Common Stock, future option grants at such time as there are insufficient shares reserved for issuance upon exercise of the options will be unexercisable until such time as an increase in the shares is approved. On November 19, 1997, the Company entered into an Investment Banking Agreement beginning on the date of such agreement and continuing for a term of two years. Pursuant to the Investment Banking Agreement, the Company is to receive business development services including the review of the Company's managerial and financial requirements, review of the Company's budgets and business plans, analysis of alternative methods by which the Company can raise capital and certain other related services. The Company requires 1,000,000 shares of Common Stock for issuance upon exercise of the warrant granted pursuant to the Investment Banking Agreement. The Investment Banking Agreement can be terminated by either party upon 60 days' prior written notice to the other party. This warrant will have a term of five years, will have an exercise price of $1.00 per share and will have certain registration rights. The fair market value of the Company's Common Stock on the grant date was $0.625. The exercise of the warrant is contingent on shareholder approval of an increase in the number of authorized shares necessary to provide a sufficient number of shares underlying the warrant. However, if the shareholders do not approve the proposed increase in authorized Common Stock sufficient for the exercise of the warrant, the warrant shares will not be issued. It is possible that the Investment Banking Agreement will continue unmodified, the Company's investment banking relationship will terminate, or alternative compensation arrangements will have to be agreed to with the investment bank. The issuance of such warrant could cause an accounting charge on the Company's financial statement, which could materially adversely affect the Company's results of operations for a particular period. The Company also intends to enter into agreements to restructure certain outstanding debts of certain creditors and/or to obtain financing in exchange for the issuance of shares of Common Stock that would be authorized by the approval of this Proposal One or Preferred Stock that would be authorized by the approval of Proposal Two (described below). The availability of such shares for issuance in the future will give the Company greater flexibility and permit such shares to be issued without the expense and delay of a special shareholders' meeting. Other than for the issuance of options described above and for the issuance of up to 1,000,000 shares upon exercise of the warrant described above, the Company currently has no plans, commitments or understandings to issue any of the additional shares of Common Stock to be authorized pursuant to this amendment.

     The proposed amendment to the Articles of Incorporation was approved by all of the directors of the Company present at a meeting of the Board of Directors on November 4, 1997, at which meeting a quorum was present.

APPROVALS REQUIRED

     The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of the amendment to the Company's Amended and Restated Articles of Incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE INCREASE IN THE COMPANY'S AUTHORIZED BUT UNISSUED SHARES OF CAPITAL STOCK TO INCLUDE 35,000,000 ADDITIONAL SHARES OF COMMON STOCK. ABSTENTIONS HAVE THE EFFECT OF VOTES AGAINST THIS PROPOSAL ONE. IF YOUR SHARES ARE HELD IN STREET NAME, YOUR BROKER MAY VOTE FAVORABLY FOR THIS PROPOSAL ONE ON YOUR BEHALF, UNLESS YOU INSTRUCT YOUR BROKER OTHERWISE.

                                 PROPOSAL TWO
                                 ------------

  AMENDMENT OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO AUTHORIZE
               10,000,000 SHARES OF UNDESIGNATED PREFERRED STOCK

     The Board of Directors is requesting shareholder approval of another amendment to the Articles of Incorporation to create an additional class of stock to be designated "Preferred Stock", the terms of which shall be determined by the Board of Directors in its sole discretion without further shareholder approval, and to authorize the issuance of up to 10,000,000 shares of undesignated Preferred Stock.

     The proposed amendment of the Articles of Incorporation would authorize the Board of Directors to determine, with respect to each series of Preferred Stock which may be issued, the powers, designations, preferences, and rights of the shares of such series and the qualifications, limitations, or restrictions thereof, including without limitation: (a) the distinctive designation and number of shares constituting such series; (b) the dividend rates, if any, on the shares of that series and whether dividends would be cumulative or non-cumulative, and if cumulative, the date from which dividends on the series would accumulate; (c) whether, and upon what terms and conditions, the shares of that series would be convertible into or exchangeable for other securities or cash or other property or rights; (d) whether, and upon what terms and conditions, the shares of that series would be redeemable, including the date or dates upon or after which they shall be redeemable; (e) the rights and preferences, if any, to which the shares of that series would be entitled in the event of voluntary or involuntary dissolution or liquidation of the Company; (f) whether a sinking fund would be provided for the redemption of the series and, if so, the terms of and amount payable into such sinking fund; (g) whether the holders of such securities would have voting rights and the extent of those voting rights; (h) whether the issuance of any additional shares of such series, or of any other series, shall be subject to restrictions as to issuance or as to the powers, preferences or rights of any such other series; and (i) any other preferences, privileges and relative rights of such series as the Board of Directors may deem advisable. Holders of the Company's Common Stock would have no preemptive right to purchase or otherwise acquire any Preferred Stock that may be issued in the future.

     The effects of the authorization of the Preferred Stock upon the rights of holders of the Company's Common Stock depends upon the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of one or more series of Preferred Stock as determined by the Board of Directors. Such effects might include: (a) dilution of the voting power of the Common Stock if and to the extent that shares of the Preferred Stock have voting rights or are convertible into shares of Common Stock and such conversion rights are exercised; (b) the subordination of the rights of holders of Common Stock to share in the Company's assets upon liquidation after the satisfaction of any liquidation preference granted to shares of the Preferred Stock; and (c) reduction of the amount otherwise available for payment of dividends on Common Stock, to the extent dividends are payable on any issued shares of Preferred Stock, and restrictions on dividends on Common Stock if dividends on the Preferred Stock are in arrears.

     Under certain circumstances, the shares of undesignated Preferred Stock that are authorized but unissued could be issued to create voting impediments or to frustrate persons seeking to effect a takeover, engage in proxy contests or otherwise gain control of the Company. The Company could authorize holders of undesignated Preferred Stock to vote as a class, either separately or with the holders of the Common Stock or other Preferred Stock, and with voting rights per share that are the same as or different than the voting rights of a share of Common Stock or other Preferred Stock, on the election of directors, a merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. If a separate class vote of undesignated Preferred Stock were required, approval of such a transaction would require the consent of the holders of such stock. In addition, the shares of undesignated Preferred Stock could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. Such uses could enhance the Board's ability to deal with attempts to gain control of, or impose transactions upon, the Company that the Board of Directors believes are coercive, unfair or otherwise not in the best interests of the Company and its shareholders.

     Authorizing the undesignated Preferred Stock might also have the possible effect of discouraging an attempt by another person to acquire control of the Company, since the issuance of shares of the undesignated Preferred Stock could be used to dilute the stock ownership of a person seeking to obtain control and to increase the cost to a person seeking to acquire that percentage of the voting stock of the Company required to accomplish certain business transactions or to take certain actions regarding directors.

     As of the date hereof the Board of Directors of the Company has no present knowledge of any attempts to accumulate stock of the Company or other attempts to change the control of the Company. Other than as set forth or contemplated herein, the Company has no agreements or understandings to issue any shares of the undesignated Preferred Stock. The Board of Directors believes the Company will benefit from having the flexibility to provide for the issuance of the undesignated Preferred Stock for any future financing, acquisition or related purposes without the need for further action by the shareholders in this respect.

     No further actions or authorization by shareholders would be necessary or sought by the Board of Directors prior to an issuance of shares of Preferred Stock except as may be required by law or applicable stock exchange regulations.

     The proposed amendment to the Articles of Incorporation was approved by all of the directors of the Company present at a meeting of the Board of Directors on November 4, 1997 at which meeting a quorum was present.

     Approvals Required

     The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of the amendment to the Company's Amended and Restated Articles of Incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE INCREASE IN THE COMPANY'S AUTHORIZED BUT UNISSUED SHARES OF CAPITAL STOCK TO INCLUDE 10,000,000 SHARES OF UNDESIGNATED PREFERRED STOCK. BROKER NON-VOTES AND ABSTENTIONS HAVE THE EFFECT OF VOTES AGAINST THIS PROPOSAL TWO.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to the Company regarding the ownership of the Company's Common Stock as of November 1, 1997 for all persons or entities who were known by the Company to be beneficial owners of five percent (5%) or more of the Company's Common Stock.

                                                     NUMBER OF SHARES       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER               BENEFICIALLY OWNED(1)      CLASS
--------------------------------------------------------------------------------------
Entities that may be deemed to be affiliates of
Transpac Capital Pte. Ltd.
  6 Shenton Way
  #2D-09 DBS Building
  Tower Two
  Singapore 068809 (2).............................          842,013          7.8%

Cabot Ceramics, Inc.
  c/o Cabot Corporation
  75 State Street
  Boston, MA 02119-1806 (3)........................          656,992          6.1%

Andrew K. Wrobel (4)...............................          500,000          4.4%

Timothy M. da Silva (5)............................            1,000           *

Lewis Solomon (6)..................................          340,616          3.1%

Gary S. Stein (4)..................................          340,000          3.1%

Anthony J.A. Bryan (4).............................          240,000          2.2%

Frank L. Howland (4)...............................          161,600          1.5%

Alfred J. Moran, Jr. (4)...........................          200,000          1.8%

Jee Fook Pak.......................................           29,720           *

Charles F. Wheatley................................          200,000          1.8%

Ernest J. Joly.....................................             -              *

All directors and executive officers as a group
 (10 persons)......................................        2,012,936         15.7%

_____________
*   Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage beneficially owned is based on a total of 10,793,279 shares of Common Stock outstanding as of December 1, 1997. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of December 1, 1997 are deemed outstanding for computing the percentage of the person holding such options or warrants but are not outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the person named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) The Transpac entities include Transpac Capital Pte Ltd (the "Manager"), a Singapore private limited company; Transpac Industrial Holdings Limited ("TIH"), a Singapore private limited company; Regional Investment Company Limited ("Regional"), a Singapore public limited company; Transpac Equity Fund ("TEF"), a British Virgin Islands trust; Transpac Venture Partnership II ("TVP"), a collective investment scheme; Transpac Manager's Fund ("TMP"), a British Virgin Islands international business company; and NatSteel Equity III Pte Ltd ("NatSteel"), a Singapore private limited company. The Manager does not have any direct ownership interest in the Company's Common Stock. The Manager has, in its capacity as investment advisor to each of TIH, Regional, TEF and TVP, the power to control the voting and disposition of 765,466 shares of Common Stock held in the aggregate by TIH, Regional, TEF and TVP and, therefore, may be deemed to be a beneficial owner of such shares. Such shares constitute approximately
     7.1 percent of the outstanding Common Stock. TIH has direct beneficial ownership of 334,069 shares (approximately 3.1%) of the outstanding Common Stock. TIH shares the power to control the voting and disposition of such 334,069 shares of Common Stock with the Manager. TIH disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. Regional has direct beneficial ownership of 92,066 shares (less than 1%) of the Common Stock. Regional shares the power to control the voting and disposition of such 92,066 shares of Common Stock with the Manager. Regional disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TEF has direct beneficial ownership of 197,285 shares (approximately 1.8%) of the outstanding Common Stock. TEF shares the power to control the voting and disposition of such 197,285 shares of Common Stock with the Manager. TEF disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TVP has direct beneficial ownership of 139,415 shares (approximately 1.3%) of the Common Stock. TVP shares the power to control the voting and disposition of such 139,415 shares of Common Stock with the Manager. TVP disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TMF has direct beneficial ownership of 2,631 shares (less than 1%) of the Common Stock. TMF disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. NatSteel has direct beneficial ownership of 76,547 shares (less than 1%) of the Common Stock. NatSteel and the Manager have no formal relationship, advisory or otherwise, in respect of the shares of Common Stock held by NatSteel. However, NatSteel anticipates that it may rely upon the advice of Transpac in connection with the voting and disposition of the shares of Common Stock held by it. NatSteel disclaims beneficial ownership of the shares of Common Stock held by any other Transpac entity.

(3) Includes 654,326 shares owned by Cabot Ceramics, Inc. and 2,666 shares issuable upon exercise of a warrant. Cabot Ceramics, Inc. is a corporation wholly-owned by Cabot Corporation. The executive management of Cabot Corporation has voting and investment power over such shares and may be deemed to beneficially own such shares, but disclaims beneficial ownership except to the extent of its pecuniary interest herein.

(4) Represents options to purchase Common Stock exercisable within 60 days of November 1, 1997.

(5) Includes 1,000 shares registered in the name of Barbara da Silva, Mr. da Silva's spouse.

(6) Includes options to purchase 340,000 shares of Common Stock exercisable within 60 days of November 1, 1997.

                              DISSENTERS' RIGHTS

     California law does not provide for dissenters' rights with respect to the two proposals being acted upon.

                SHAREHOLDER PROPOSALS FOR 1998 PROXY STATEMENT

     Under the present rules of the Securities and Exchange Commission (the "SEC"), the deadline for shareholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for next year's Annual meeting of Shareholders was December 29, 1997. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC.

                                              THE BOARD OF DIRECTORS

Dated: January 9, 1998

                        MICROELECTRONIC PACKAGING, INC.


         WRITTEN CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     Please return the consent promptly to the Company at 9577 Chesapeake Drive, San Diego, California 92123. This consent form must be received by Microelectronic Packaging, Inc. by no later than the deadline stated in the Proxy Statement in order for your vote to count.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2


1. Proposal to amend Amended and Restated Articles of Incorporation to increase the authorized shares of Common Stock to 50,000,000.


     [_] Vote FOR         [_] Vote AGAINST         [_] ABSTAIN


2. Proposal to amend Amended and Restated Articles of Incorporation to authorize 10,000,000 shares of undesignated preferred stock.


     [_] Vote FOR         [_] Vote AGAINST         [_] ABSTAIN


                         (Please sign and date below)

                                    Dated:________________________________, 1998


                                    ____________________________________________
                                                  Signature of Shareholder

                                    ____________________________________________
                                                  Signature of Shareholder

                                             If signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such,
                                             and, if signing for a corporation,
                                             give your title. When shares are in
                                             the names of more than one person,
                                             each should sign.